Exhibit 10.4

iSpecimen, Inc.

FIRST RESTATED NONCOMPETITION, NONSOLICITATION, NONDISCLOSURE AND INVENTIONS AGREEMENT

The undersigned, BENJAMIN BIELAK, in consideration for and as a condition of employment as a senior executive officer (the “Executive”) of iSpecimen, Inc. (the “Company”), or for receiving stock or options, or any other form of compensation, salary, bonus, benefit or fringe benefits from or in the Company, and in connection with executing an Employment Agreement with the Company, hereby agrees with the Company as follows:

1.            Noncompetition Covenant. During the period of service relationship with the Company and for the one (1) year period following the termination of such service relationship for “just cause” (as defined in the Executive’s Employment Agreement) or by reason of Executive’s resignation from service, Executive will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company, compete with the Company’s Business, as it is constituted on the date of termination of Executive’s relationship with the Company, in the geographic areas where the Executive provided services to the geographic areas in which the employee provided services or had a material presence or influence during the two (2) year period preceding the end of such Executive’s employment, without the Company’s prior written consent. The parties agree that nature and scope of Executive’s service relationship to the Company requires that the Executive have a material presence and influence in all geographic locations in which the Company conducts business activities and markets its good and services, including, but not limited to, the entirety of the United States. Accordingly, the parties acknowledge that the geographic scope of the non-competition restrictions set forth in this section 1 includes, at least, the entire United States.

For purpose of this Section 1, the “Company’s Business” shall mean: the development, sales, marketing, distribution and commercial exploitation of products or services, including software and web-based applications and products that link electronic medical records and clinical laboratory specimens (the “Proprietary Technology”), for the collection of biospecimens from hospitals, clinical laboratories, and similar institutions (the “Partners”) primarily for distribution and sale to research organizations, academic institutions, government facilities, biopharmaceutical, and diagnostic companies and similar organizations and entities (the “Customers”).

The restrictions set forth in this Section 1 shall not take effect until ten (10) business days after the Effective Date of this Agreement (the “Noncompete Effective Date”). Executive acknowledges and agrees that the Company provided Executive with notice of the restrictions set forth in this Section 1 at least ten (10) business days before the Noncompete Effective Date.

Executive also acknowledges that Executive has been informed, pursuant to Mass. Gen. L. c. 149, § 24L (the “Act”), that Executive has the right to consult with an attorney before signing this Agreement.

In exchange for the promises contained in this Section 1: the Company, subject to the approval of its Board of Directors where applicable, shall grant the Executive the Equity Award described in paragraph 2(E) of the Executive Employment Agreement (the “Consideration Payment”), which the parties hereto agree is “mutually-agreed upon consideration” as defined in the Act.

2.            Non-solicitation Covenant. During the period of service relationship with the Company and for the one (1) year period following the termination of such service relationship (for any reason) (the “Restricted Period”), the Executive will not directly or indirectly either for herself or for any other commercial enterprise, solicit, divert or take away or attempt to solicit, divert or take away, any of the Company’s Customers, business or prospective Customers in existence at the time of termination of such employment for the benefit of any enterprise which may be competitive to the Business of the Company, whether directly or indirectly. For purposes of this Agreement, “prospective Customers” shall include those customers being solicited by the Company at the time of the Executive’s termination. During such employment with the Company and for a period of one (1) year thereafter, the Executive will not solicit or discuss with any employee, advisor or consultant of the Company the recruitment, employment or engagement of such Company employee, advisor or consultant by any enterprise, and whether or not such enterprise is competitive to the Business of the Company, nor recruit, or attempt to recruit, any such Company employee, advisor or consultant other than on behalf of the Company.

The Executive agrees that for the Restricted Period, the Executive will not solicit, encourage, or induce, or cause to be solicited, encouraged or induced, directly or indirectly, any Customer, vendor, supplier or contractor who conducted business with the Company at any time during the one-year period preceding the termination of the Executive’s relationship with the Company, to terminate or adversely modify any business relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, nor shall the Executive otherwise interfere with any business relationship between the Company and any such entity described herein.

3.            Nondisclosure Obligation. The Executive will not at any time, whether during or after the termination of employment, for any reason whatsoever (other than to promote and advance the Business of the Company), reveal to any person or entity (both commercial and non-commercial) any of the trade secrets or confidential business information concerning the Company or the trade secrets or confidential business information of third parties subject to a duty of confidentiality on the part of the Company, including without limitation: development activities; prototypes and technical specifications; show-how and know-how; marketing plans and strategies; pricing and costing policies; Customer, Partner and supplier lists and accounts; or nonpublic financial information so far as they have come or may come to the Executive’s knowledge, except as may be required in the ordinary course of performing her duties as an executive of the Company. This restriction shall not apply to: (i) information that may be disclosed generally or is in the public domain through no fault of the Executive; (ii) information received from a third party outside the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed. The Executive shall keep secret all matters of such nature entrusted to her and shall not use or disclose any such information for the benefit of any third party in any manner which may injure or cause loss to the Company, whether directly or indirectly.

4.            Assignment of Inventions. The Executive expressly understands and agrees that any and all right or interest she obtains in any designs, research, copyrights, trade secrets, technical specifications, software programs, software and systems documentation, game designs and prototypes, flowcharts, logic diagrams, software methodologies and algorithms, technical data, know-how and show-how, internal reports and memoranda, Customer, Partner and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, expressions, discoveries, improvements and patent or patent rights which are authored, conceived, devised, developed, reduced to practice, or otherwise obtained by Executive during the term of this Agreement which relate to or arise out of Executive’s employment with the Company are expressly regarded as “works for hire” (the “Work Product”). The Executive hereby assigns to the Company the sole and exclusive right to such Work Product. The Executive agrees that she will promptly disclose to the Company any and all such Work Product, and that, upon request of the Company, the Executive will execute and deliver any and all documents or instruments and take any other action which the Company shall deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in such Work Product. The obligations of this Section shall continue beyond the termination of the Executive’s employment with respect to such Work Product conceived of, reduced to practice, or developed by the Executive during the term of this Agreement. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by the Executive for any assistance rendered to the Company pursuant to this Section.

In the event the Company is unable, after reasonable effort, to secure Executive’s signature on any letters patents, copyright or other analogous protection relating to the Work Product, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officer and agent as Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and irrevocable and shall survive Executive’s death or incapacity), to act for and in Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letter patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Executive. The obligations of this Section shall continue beyond the termination of the Executive’s employment with the Company with respect to such Work Product conceived of, reduced to practice, or developed by the Executive during Executive’s tenure with the Company. “Work Product” will not include any business knowledge, skills and experience of the Executive that would not otherwise constitute a trade secret of the Company under applicable law. The Executive agrees to keep adequate and current written records of all Work Product made by Executive (solely or jointly with others). The records will be in form of notes, memoranda, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

5.            Remedies Upon Breach. The Executive agrees that any breach of this Agreement by the Executive could cause irreparable damage to the Company. The Company shall have, in addition to any and all remedies of law, the right to an injunction or other equitable relief to prevent any violation of the Executive’s obligations hereunder, and without the necessity of posting a bond. In the event of any enforcement of this Agreement, or of any breach, the party who does not prevail shall reimburse the counterparty for such counterparty’s cost and expenses of enforcement, including attorneys’ fees and expenses. The Executive acknowledges and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the confidential business information, trade secrets, business reputation and goodwill of the Company.

6.            Defend Trade Secrets act Notice. Notwithstanding any provision in this Agreement, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, provided that the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to a court order.

7.            Miscellaneous. The obligations of the Executive under this Agreement shall survive the termination of the Executive’s relationship with the Company regardless of the manner of such termination. All covenants and agreements hereunder shall inure to the benefit of and be enforceable by the successors of the Company. This Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, and notwithstanding and excepting its conflicts of laws principles. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject matter so as to be unenforceable at law, such provision(s) shall be construed and reformed by the appropriate judicial body by limiting and reducing it (or them), so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. If the Executive violates the provisions of any of Sections 1-4 inclusive, the Executive shall continue to be bound by the restrictions set forth in such sections until a period of the later of one (1) year or for the duration that the restrictive period has run its course without any violation of such provisions. During the term of this Agreement and following any termination, no party shall make or publish any negative or derogatory remarks concerning the other party (or the case of the Company, any remarks concerning its business, operations, Customers, Partners, strategic relationships, products and services, software, or its directors, officers, employees, personnel, stockholders, agents or representatives). The Executive understands that this Agreement does not create an obligation on the part of the Company to continue the Executive’s employment with the Company, and the Executive acknowledges that he or she is employed “at will.” The Agreement may be executed and delivered in counterparts, and by digital signature, facsimile signature or other similar evidence of execution, and this Agreement may be delivered and executed by electronic or facsimile transmission, portable document format, hand delivery, overnight courier service, first class mail (postage prepaid), or any other commercial means.

8.            Arbitration. Any controversy, dispute, claim or breach arising out of or relating to this Agreement shall be submitted for settlement to an arbitrator agreed upon by the parties. The principles of Arbitration set forth in the Executive Employment Agreement shall apply to any controversy, dispute, claim or breach arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the undersigned Executive and the Company have executed this Restated Noncompetition, Nonsolicitation, Nondisclosure and Inventions Agreement as of this 24th day of October, 2022.

iSpecimen, Inc.		Executive: BENJAMIN BIELAK

By:	/s/ Steven Gullans	/s/ Benjamin Bielak
Signature of Executive
Title:	Board Director

Dated: October 24, 2022